Exhibit 23.3
Consent of Independent Accountant

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Nomad Foods Limited of our report dated December 17, 2015 relating to the financial statements of Findus Sverige AB as of and for the year ended September 30, 2015, which appear in Nomad Foods Limited’s Registration Statement on Form F-1 (333-209572). We also consent to the reference to us under the heading “Experts” in this Registration Statement.
/s/ PricewaterhouseCoopers LLP
London, United Kingdom
June 4, 2018